Exhibit 99.2

CONTACT:	Kim Rudd / Tabatha Santiago
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre / Jamie Baird
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. TO PROVIDE TIRE INSTALLATION SERVICES FOR AMAZON CUSTOMERS ACROSS ALL STORE LOCATIONS

ROCHESTER, N.Y. – July 29, 2020 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced it has successfully completed the rollout of its collaboration with Amazon.com to provide tire installation services at all of its more than 1,200 store locations in 32 states.

Brett Ponton, President and Chief Executive Officer, said, “The rollout of our collaboration with Amazon.com across our entire store base represents a key milestone in the development of our online presence, a critical component of our Monro.Forward strategy. Our collaboration enhances Monro’s customer-centric services and omni-channel capabilities, while providing Amazon.com’s customers with direct access to one of the nation’s largest automotive service companies. We are excited to work alongside Amazon.com to provide increased convenience and high-quality professional service to their customers in 32 states.”

Monro’s tire installation services are now available to customers who purchase tires from Amazon.com and select the Ship-to-Store option at all of Monro’s retail stores in each of the 32 states in which it operates.

As part of its Monro.Forward strategy, Monro’s collaboration with Amazon.com enhances the Company’s customer-centric engagement efforts and omni-channel service offerings, allowing the Company to deliver a consistent, best-in-class customer experience to build a scalable platform for sustainable growth.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,247 Company-operated stores, 97 franchised locations, seven wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 32 states, serving the MidAtlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and Western United States. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.